Exhibit 99.1

Advent Technologies Inc. and AMCI Acquisition Corp. Announce Closing of Business Combination

Common Stock Will Begin Trading on Nasdaq on February 5th Under New Ticker Symbol “ADN”

CAMBRIDGE, Mass. & NEW YORK – February 4, 2021 – Advent Technologies Inc. (“Advent”), an innovation-driven company in the fuel cell and hydrogen technology space, and AMCI Acquisition Corp. (NASDAQ: AMCI) (“AMCI”), a special purpose acquisition company, today announced that they have completed their previously announced business combination (the “Business Combination”). The combined company, Advent Technologies Holdings, Inc. (“Advent” or the “Company”), will begin trading on Nasdaq tomorrow, February 5, 2021, under the ticker symbol “ADN”.

The Business Combination, which was approved at a special meeting of AMCI’s stockholders held virtually on February 2, 2021, creates a leading next generation fuel cell technology company and builds on a number of important achievements, including: over 50 international patents; 15 years of research leading to the development of intellectual property including the next generation of materials for high-temperature polymer electrolyte membrane (HT-PEM) fuel cell technology from Advent’s selection in the L’Innovator program that promise higher power and lifetime at lower cost; a collaboration, funded by an Advanced Research Projects Agency–Energy (“ARPA-E”) OPEN award, to continue development of next-generation HT-PEM fuel cell technology; leveraging HT-PEM for deploying liquid hydrogen carriers such as dimethyl ether (DME) in fuel cells through funding by the Office of Energy Efficiency and Renewable Energy (EERE) of the DoE; and introducing advanced low cost water electrolysis for the production of hydrogen via the conclusion of a Department of Energy (“DoE”) HydroGen Program. All these achievements enable Advent to develop fuel cells ideally suited for heavy-duty automotive and aviation applications.

“Today is an important milestone for the entire Advent team as we continue on our mission to advance the development and manufacturing of our platform technology and unlock the hydrogen economy,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent. “Going forward, our new capital resources will enable us to accelerate product developments and our manufacturing of critical components for a diversified range of high-growth new energy markets. We have a proven business model and a technology that we believe represents the missing piece in fuel cells and advanced materials. I look forward to continuing our work to address the biggest challenges facing the hydrogen economy and am deeply proud of our team’s work in getting us to this point.”

Dr. Gregoriou continued, “We are grateful to the full AMCI team for their continued partnership and support over the last few months and are pleased that William Hunter, former AMCI CEO, will be joining the company as President, Chief Financial Officer and Director.”

In addition to Messrs. Gregoriou and Hunter, Advent will continue to be led by its experienced management team including Emory De Castro as Chief Technology Officer, Chris Kaskavelis as Chief Marketing Officer, and James F. Coffey as Chief Operating Officer and General Counsel. As previously announced, the Company’s Board of Directors will be comprised of Messrs. Gregoriou, Hunter, and De Castro along with Katherine E. Fleming, Provost of New York University, Anggelos Skutaris, Chief Investment Officer for Power Bank, Katrina Fritz, Executive Director of the Stationary Fuel Cell Collaborative, and Lawrence M. Clark, Jr., founder and Managing Member of BalanTrove Management, LLC.

William Hunter said, “We appreciate the support received from shareholders of AMCI in favor of the Business Combination. The opportunity for Advent is extremely promising due to its proven business model and complementary technology across multiple markets. I look forward to participating in Advent’s future success along with the rest of the Company’s seasoned executives.”

Transaction Details

Advent raised $158.3 million in capital through the transaction, including $93.3 million of AMCI’s cash in trust and $65 million from a PIPE investment led by Jefferies LLC and Fearnley Securities, Inc.

Advisors

Ropes & Gray LLP served as legal advisor and Ernst & Young served as audit advisor to Advent. Jefferies LLC served as capital markets advisor and Ellenoff Grossman & Schole LLP served as legal advisor to AMCI.

About Advent Technologies

Advent Technologies is an innovation-driven company in the fuel cell and hydrogen technology space. Our vision is to accelerate electrification through advanced materials, components, and next-generation fuel cell technology. Our technology applies to electrification (fuel cells) and energy storage (flow batteries, hydrogen production) markets, which we commercialize through partnerships with Tier1s, OEMs, and System Integrators. For more information on Advent Technologies, please visit the company’s website at https://www.advent.energy/

About AMCI Acquisition Corp.

AMCI Acquisition Corp. (NASDAQ: AMCI) was a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses that are critical to the growing urbanization, electrification and infrastructure needs of the world. AMCI consummated its initial public offering on the Nasdaq Capital Market in November 2018.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from combined company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the ability of the combined company to meet Nasdaq listing standards following the transaction(ii) the failure to meet projected development and production targets; (iii) costs related to the proposed transaction; (iv) changes in applicable laws or regulations; (v) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (vi) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (vii) the effect of the COVID-19 pandemic on the combined company; and (viii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by  AMCI or Advent.

Contacts

Sloane & Company
Joe Germani / Alex Kovtun / James Goldfarb
jgermani@sloanepr.com / akovtun@sloanepr.com / jgoldfarb@sloanepr.com

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